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                     [Letterhead of Holland & Hart LLP]

                                                                     EXHIBIT 5.2

March 19, 2003


URS Corporation
100 California Street, Suite 500
San Francisco, California 94111-4529

RE:     EXCHANGE OF 11-1/2% SENIOR NOTES DUE 2009

Ladies and Gentlemen:

You have requested our opinion with respect to certain matters in connection with the filing by URS Corporation, a Delaware corporation (the "Company"), of a Registration Statement on Form S-4 (the "Registration Statement") with the Securities and Exchange Commission, pursuant to which the Company is registering under the Securities Act of 1933, as amended, an aggregate of $200,000,000 in principal amount due at maturity of the Company's 11-1/2% Senior Notes due 2009 (the "Exchange Notes") for issuance in exchange for the Company's outstanding 11-1/2% Senior Notes due 2009 (the "Outstanding Notes"). The Registration Statement also covers the guarantee of the Exchange Notes (the "Guarantee") by EG&G Defense Materials, Inc., a Utah corporation (the "Subsidiary Guarantor").

The Guarantee was issued, and the Exchange Notes will be issued pursuant to an Indenture, dated August 22, 2002 (the "Indenture"), by and among the Company, the Subsidiary Guarantor, certain other subsidiary guarantors and U.S. Bank, N.A.

In connection with this opinion, we have examined copies of the Registration Statement, the Indenture, the Exchange Notes and such other documents and have made such other inquiries and investigations of law as we have deemed necessary or appropriate to enable us to render the opinion expressed below. We have assumed the genuineness and authenticity of all documents submitted to us as originals and the conformity to originals of all documents submitted to us as copies thereof. As to certain factual matters, we have relied upon certificates of officers of the Subsidiary Guarantor and have not sought independently to verify such matters.

Our opinions are expressed only with respect to the laws of the State of Utah. We are not rendering any opinion as to compliance with any federal or state law, rule or regulation relating to securities, or to the sale or issuance thereof.

Based upon the foregoing and subject to the limitations, qualifications and assumptions set forth herein, we are of the opinion that:

         1. The Subsidiary Guarantor is duly incorporated and is validly existing in good standing under the laws of the State of Utah.
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         2. The Subsidiary Guarantor has the requisite corporate power to execute, deliver and perform its obligations under the Guarantee.

         3. The Guarantee has been duly and validly authorized, executed and delivered by the Subsidiary Guarantor.

We consent to the reference to our firm under the caption "Legal Matters" in the Prospectus included in the Registration Statement and to the filing of this opinion as an exhibit to the Registration Statement. Further, we consent to the reliance by Cooley Godward LLP on this letter in connection with their opinions regarding the enforceability of the Guarantee against the Subsidiary Guarantor.


                                               Sincerely,

                                               /s/ Holland & Hart

                                               HOLLAND & HART LLP